#NESDK3

'86 NES DONKEY KONG 3

THIS INITIAL OFFERING IS COMING SOON!


DONKEY KONG 3

CURRENT VALUE: $114,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

#NESDK3

'86 NES DONKEY KONG 3

SPECS

FINANCIALS

Initial Offering Share Price	$5.00
Number of Shares	22,800
Initial Offering Market Cap.	$114,000
Storage Location	Rally

ASSET SPECIFICATIONS

Game	Donkey Kong 3
System	NES
Manufacturer	Nintendo Co., LTD.
Production Year	1986
Box Variant	Hangtab, Round SOQ
Rarity	1 of 2 (Wata 9.4 A+)
Authentication	Wata
Box Grade	9.4
Seal Rating	A+
Certification No.	583318-001

DESCRIPTION OF SERIES 1986 NES DONKEY KONG 3 VIDEO GAME

Investment Overview

- Upon completion of the Series #NESDK3 Offering, Series #NESDK3 will purchase a 1986 NES Donkey Kong 3 Video Game graded Wata 9.4 A+ as the Underlying Asset for Series #NESDK3 (The "Series 1986 NES Donkey Kong 3 Video Game" or the "Underlying Asset" with respect to Series #NESDK3 as applicable), the specifications of which are set forth below.
- The NES was launched in New York City in October 1985, Los Angeles in February 1986, and the rest of North America in September of 1986. Nintendo sold 61.9 million NES units worldwide.
- Donkey Kong 3 is the third title in the original Donkey Kong series released by Nintendo.
- The Underlying Asset is a 1986 NES Donkey Kong 3 Video Game graded Wata 9.4 A+.

Asset Description

Overview & Authentication

- Nintendo is a Japanese multinational consumer electronics and video game company founded in 1889. The company remains a high grossing developer, with $2.286 Billion in revenue in the fourth quarter of 2019.
- The Nintendo Entertainment System (NES) was a console released by Nintendo for U.S. Markets in 1985[2].
- The NES was launched in New York City in October 1985, Los Angeles in February 1986, and the rest of North America in September of 1986. Nintendo sold 61.9 million NES units worldwide.
- The NES system was sold new in the United States until it was discontinued in 1995.
- Shigeru Miyamoto was hired by Nintendo after graduating from college with hopes of becoming a toy-designer. Instead, the young designer would be tasked with working on art for Nintendo's new video games.
- Nintendo's early video games ("Sheriff" and "Radar Scope") were successful in Japan, but when the company tried to enter the U.S. market to compete with Taito and Namco, they were met with failure, only selling 1,000 units of "Radar Scope" and finding themselves left with unwanted expensive inventory.
- In order to avoid financial ruin, Miyamoto was placed in charge of a new project to save Nintendo's video game department. Despite no game design experience (he simply gave direction to the design team to execute on his ideas), Miyamoto approached the design of this new game differently than his predecessors, placing characters with individual personalities and stories at the center of his vision.
- Miyamoto had first hoped to base a game on Popeye and "his perpetual battle with Bluto over his damsel in distress, Olive Oyl." Instead, due to licensing issues, "the designer superimposed the classic love triangle over a King Kong theme."
- The first "Donkey Kong" game was released in the U.S. on June 2, 1981, featuring "Jumpman" (later renamed "Mario" after Nintendo's landlord) and his pet gorilla Donkey Kong, who had "turned on his owner, kidnapped his girlfriend and taken her hostage atop the towering steel beams of a construction site."

- The first Donkey Kong game had four distinct screens, reminiscent of a Manga panel, and featured "a story, a sense of humor, funny music (which Miyamoto helped write), and an ingenious game logic," according to the New Yorker.
- After a 1982 sequel titled "Donkey Kong Jr.," Nintendo released Donkey Kong 3 as an arcade game 1983, the same year as "Mario Bros." "Donkey Kong 3" did not feature Mario, who is replaced by Stanley the Bugman, a gardener armed with bug spray which he uses to defend his plants.
- In June 1986, Donkey Kong 3 was "ported" to the NES for U.S. audiences.
- Donkey Kong 3 was re-released for the Nintendo Switch in April 2019.
- The Underlying Asset has been authenticated by Wata Games and issued a grade of 9.4 A+ with certification number 583318-001.

Notable Features

- The Underlying Asset is a 1986 NES Donkey Kong 3 Video Game graded Wata 9.4 A+.
- The Underlying Asset is 1 of 2 1986 NES Donkey Kong 3 Video Game examples graded Wata 9.4 A+ with one graded higher.
- The Underlying Asset is a Hangtab variant.
- The Underlying Asset has a "NES-GP" code, which denotes production sometime between late 1986 and the introduction of a different coding system in 1987.
- The Underlying Asset is labelled "No NES TM," meaning it was produced before the addition of "TM" to the end of "Nintendo Entertainment System" on boxes in 1987.
- The Underlying Asset is labelled "Round SOQ," meaning it was produced before Nintendo switched to Oval SOQs in March 1989.
- The Underlying Asset is labelled "No Rev-A," meaning it was produced before Nintendo added the Revision-A identifier to its boxes in January 1988.

Notable Defects

- The Underlying Asset's condition is consistent with its condition grade from Wata Games.

Details

Series 1986 NES Donkey Kong 3 Video Game	
Game	Donkey Kong 3
System	NES
Manufacturer	Nintendo Co., LTD.
Production Year	1986
Box Variant	Hangtab, NES-GP, No Code, No NES TM, No Rev-A, Round SOQ, 5 Screw Cart
Rarity	1 of 2 (Wata 9.4 A+)
Authentication	Wata Games
Box Grade	9.4
Seal Rating	A+
Certification No.	583318-001

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1986 NES Donkey Kong 3 Video Game going forward.

#NESDK3 | $114K

COMPARABLE ASSET VALUE



ASSET VALUE

+33.3%

TRANSACTIONS

4

"Donkey Kong is perhaps the greatest outsider game of all time. It broke all the rules because its creator, the now-legendary Shigeru Miyamoto, didn't know them to begin with."

GAMASUTRA

July 2011

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#NESDK3

'86 NES DONKEY KONG 3

In 1986, Nintendo "ported" their Donkey Kong 3 arcade game to the NES console, doubling down on their bet that the future of gaming resided in living rooms and basements rather than the traditional arcade scene. The third Donkey Kong game replaced Mario — who was introduced as "Jumpman" in the original 1981 Donkey Kong — with Stanley, an exterminator armed with bug spray to defend his precious greenhouse. #NESDK3 is a 1986 NES Donkey Kong 3 Video Game graded Wata 9.4 A+. From one of the earliest print-runs, #NESDK3 is 1 of the 3 highest graded examples in the Wata population.

BROWSE ALL DETAILS ›


The Original!
DONKEY KONG 3
ARCADE CLASSICS SERIES
Nintendo
ENTERTAINMENT SYSTEM

#NESDK3 | *Visuals*

The act of “porting” a game from the arcade to a home console became popular in the late ‘80s, resulting in some instant hits, as well as some other duds that didn’t quite translate.

LAUNCH GALLERY ›

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#NESDK3 | *Timeline*

Sep. 1889 Nintendo Karuta is founded in Kyoto, Japan by Fusajiro Yamauchi as a playing card production company.

Jan. 1959 Nintendo and Walt Disney enter into an agreement to print cards featuring Disney's animated characters.

Jan. 1977 Shigeru Miyamoto is hired by Nintendo, fresh out of college with dreams of becoming a toy designer. Instead, the young designer would be tasked with working on art for Nintendo's new video games.

Jan. 1980 The first handheld video game platform, the "Game & Watch" is released by Nintendo in Japan, eventually selling 40 million units worldwide.